Filed pursuant to Rule 424(b)(3)
File No. 333-266343

EATON VANCE SENIOR FLOATING-RATE TRUST

(the “Trust”)

Supplement to Prospectus and Statement of Additional Information (“SAI”) dated March 31, 2023 as may be supplemented and/or revised from time to time

Effective December 31, 2025, Peter Campo and Daniel P. McElaney will continue to serve as portfolio managers of the Trust. All references to other portfolio managers of the Trust are removed from the Trust’s Prospectus and Statement of Additional Information.

December 12, 2025